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                                                                   Exhibit 10.11

                             SHAREHOLDERS' AGREEMENT

                  In the interest of achieving relative equality in ownership of the non-voting common stock of Blade Communications, Inc. on the two sides of the Block family - the William Block side and the Paul Block, Jr. side - after the estates of William Block and Maxine Block are completely settled, the shareholders agree as follows:

                  1. Within three years after the estates of William Block and Maxine Block are finally closed, including payment of all taxes, no greater than a 52 1/2 - 47 1/2 split in the ownership of non-voting common stock will be achieved (if it is closer to 50-50, nothing needs to be done), at the option of the side with fewer shares.

                  2. Stockholders will not be required to give up stock without compensation.

                  3. The desired split will be achieved through a combination of stock redemption and issuance of stock, (such issuance to be at least one-half of the combination), provided that redemption will be capped at a. total of $12 million spent to achieve relative equality during the three year period. Any adverse tax consequences to a shareholder will be promptly made good by BCI.

                  4. In addition, should BCI be sold at any time after the date of this Agreement, the proceeds will be split 50-50, and appropriate actions to bring this about would be taken before the sale.

                  5. All disputes under this Agreement that cannot be resolved by the Block family will be arbitrated before the American Arbitration Association in Toledo, Ohio using the 3-arbitrator approach.

                  6. This Agreement may not be amended, changed or modified except by a writing executed by all of the parties hereto.

                  7. This Agreement shall be governed by, and interpreted in accordance with, the laws of Ohio with respect to agreements fully negotiated, fully executed and to be fully performed therein.

                  8. This Agreement contains the entire agreement of the parties on the subject matter herein.

                  9. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of their respective heirs, successors, legal representatives, and valid assigns.
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                  10. This Agreement shall be binding and become effective when executed by all of the parties hereto.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                     BLADE COMMUNICATIONS, INC.





                                     By:
                                        ---------------------------------------
                                     Its President



                                     Attest:
                                            -----------------------------------

SHAREHOLDERS:


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